Independent Auditors' Consent


The Board of Directors
Varner Technologies, Inc. and subsidaries:

We consent to incorporation by reference in the Form 8-K/A of Varner Technologies, Inc. and subsidiaries, to be filed on or around October 24, 2001, of our report dated March 2, 2001 with respect to the consolidated balance sheets of Varner Technologies, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2000 and 1999, which report appears in the Peppermill Capital Corporation post-effective amendment No. 1 to the registration statement on Form S-4 as filed on July 11, 2001.

Our report dated March 2, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise sustantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainity.


/s/ KPMG LLP

St. Louis, Missouri
October 24, 2001